Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122 tel: +1 (440) 523-5304 kellymjasko@eaton.com

Date	04/04/2022
For Release	Immediately
Contact	Kelly Jasko, 440-523-5304

Eaton names Heath Monesmith president and chief operating officer, Electrical Sector, and Paulo Ruiz named president and chief operating officer, Industrial Sector, effective July 5, 2022

Uday Yadav to pursue new opportunities

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) today announced Heath Monesmith has been named president and chief operating officer of the Electrical Sector, effective July 5, 2022. In this role, he will also have corporate responsibility for the EMEA region and will report to Eaton’s Chairman and Chief Executive Officer Craig Arnold.

“Heath’s passion, insight, and strategic abilities were instrumental in guiding the Industrial Sector through the challenges of the past three years,” said Arnold. “I have no doubt these qualities will serve him and Eaton well as he takes on this new role.”

Monesmith most recently served as president and chief operating officer of the Industrial Sector. Prior to this role, he was executive vice president and general counsel for Eaton, served as executive vice president of Human Resources at Cooper Industries and was a partner at the K&L Gates law firm in Pennsylvania. He holds a bachelor's degree in business administration from Ohio University, a law degree from The Ohio State University College of Law, and an MBA from Texas A&M University.

Monesmith succeeds Uday Yadav who is leaving Eaton to pursue new opportunities.

“I’d like to extend sincere thanks to Uday for his 22 years of service to Eaton,” said Arnold. “He approached each role with his trademark passion, focus and uncompromising desire to excel – traits that helped him make a significant and lasting difference within the company. We wish him and his family all the best for the future.”

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In a related move, Paulo Ruiz will succeed Monesmith as president and chief operating officer of the Industrial Sector. In this role, Ruiz will also have corporate responsibility for the Asia-Pacific and Latin American regions and will report to Arnold.

Ruiz joined Eaton in 2019 as the president of the Hydraulics Group and most recently served as president of the Energy Solutions and Services Americas Group. Prior to joining Eaton, Ruiz served for more than 18 years in a variety of leadership roles with Siemens. A successor for Ruiz will be named in the near future.

Arnold continued, “Paulo’s strong leadership skills and broad business experience make him well positioned to lead our Industrial Sector.”

Over the next few weeks, Monesmith, Yadav and Ruiz will be working together to ensure a smooth leadership transition.

Eaton is an intelligent power management company dedicated to improving the quality of life and protecting the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society.

Founded in 1911, Eaton has been listed on the NYSE for nearly a century. We reported revenues of $19.6 billion in 2021 and serve customers in more than 170 countries. For more information, visit www.eaton.com. Follow us on Twitter and LinkedIn.

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